Exhibit 4.2

THIS SUCCESSOR RIGHTS PLAN AGREEMENT is made as of June 27, 2025

BETWEEN:

Western Uranium & Vanadium Corp.

(the “Corporation”)

OF THE FIRST PART

and –

Capital Transfer Agency ULC

(the “Predecessor Rights Agent”)

OF THE SECOND PART

and –

Odyssey Trust Company

(the “Successor Rights Agent”)

OF THE THIRD PART

WHEREAS:

A.	The Corporation and the Predecessor Rights Agent are parties to a Shareholder Rights Plan Agreement (the “Rights Plan Agreement”) dated May 24, 2023, a copy of which is attached hereto;

B.	The Predecessor Rights Agent has notified the Corporation of their intention to resign as Rights Agent;

C.	The Successor Rights Agent represents that it is continued under the laws of Canada and it is authorized to carry on the business of a trust company in the Province of Ontario, Canada; and

D.	The Rights Plan Agreement is due to expire on or about June 30, 2026 unless reapproved by the shareholders of the Corporation, and the Corporation intends to submit the Rights Plan Agreement to the reapproval of shareholders for an additional term of three years at an annual general and special meeting of shareholders to be scheduled on or before June 30, 2026.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the covenants, promises and provisos set forth in the Rights Plan Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	The matters contained and referred to in the preamble to this Successor Rights Plan Agreement are expressly incorporated into and form part of this Successor Rights Plan Agreement.

2.	Capitalized terms herein not otherwise defined shall have the meanings ascribed to them in the Rights Plan Agreement.

3.	The Predecessor Rights Agent hereby tenders its resignation as the Rights Agent and such resignation is hereby accepted by the Corporation. As and from the date hereof the Predecessor Rights Agent shall be relieved of all obligations under the Rights Plan Agreement, except to the extent of obligations incurred by or arising from the gross negligence, willful misconduct or bad faith of the Predecessor Rights Agent as Rights Agent prior to the date hereof.

4.	The Corporation does hereby appoint the Successor Rights Agent as the Rights Agent under the Rights Plan Agreement and the Successor Rights Agent does hereby accept such appointment.

5.	The Corporation hereby confirms that a news release announcing the change in Rights Agent will be issued shortly after this agreement is executed. The Successor Rights Agent does hereby covenant and agree to be bound by the Rights Plan Agreement as if it was a signatory thereto, from and after the date hereof. For greater certainty, the Successor Rights Agent shall have no liability or responsibility for any obligation or matter arising prior to the date hereof and shall be entitled to assume that the Predecessor Rights Agent and the Corporation are in material compliance with all of the terms of the Rights Plan Agreement as of the date hereof.

6.	The Corporation and the Successor Rights Agent hereby acknowledge and agree that all references in the Rights Plan Agreement to “Rights Agent” shall be read and construed as a reference to the Successor Rights Agent effective from and after the date hereof.

7.	The Predecessor Rights Agent and the Corporation do hereby jointly and severally covenant and agree to hold harmless and fully indemnify the Successor Rights Agent and its successors and assigns, from and against all losses, costs, charges, suits, demands, claims, damages and expenses which the Successor Rights Agent may at any time, or times, hereafter bear, sustain, suffer or be put unto for or by any act or default of the Predecessor Rights Agent or arising or incurred prior to the date hereof.

8.	This Successor Rights Plan Agreement shall enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the parties.

9.	This Successor Rights Plan Agreement shall be governed in accordance with the laws of the Province of Ontario.

< The remainder of this page has been left intentionally blank.>

2

IN WITNESS WHEREOF the parties have executed this Successor Rights Plan Agreement effective the date and time first above.

Capital Transfer Agency ULC

Per:

Per:

Western Uranium & Vanadium Corp.

Per:

Robert Klein, Chief Financial Officer

Odyssey Trust Company

Per:

Per:

3